EXHIBIT 99.1

News Release

February 3, 2006
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Record Earnings For 2005

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported fourth quarter net income of $535,000, an increase of $14,000 or 3% from the fourth quarter of 2004. Earnings per share for the fourth quarter of 2005 were $.32, which equaled the per share amount in the same period in 2004. ChoiceOne also reported record level net income of $2,166,000 or $1.31 per share for the year of 2005, compared to $1,854,000 or $1.13 per share in 2004. Earnings per share amounts have been adjusted for the 5% stock dividend paid in May 2005. Total assets as of December 31, 2005 were $248,110,000, which represented growth of $15,825,000 or 7% from a year earlier. Loans have grown 7% in the last twelve months, while deposits have increased 9% since December 31, 2004.

The increase in net income in the fourth quarter of 2005 was primarily due to a $75,000 lower provision for loan losses in the current year compared to the same period in 2004. Net charge-offs were significantly less in the fourth quarter of 2005 than the same quarter in 2004. The effect of the lower provision was partially offset by a $26,000 decline in net interest income in the fourth quarter of 2005 compared to the fourth quarter of 2004. This was caused by a 29 basis point decrease in ChoiceOne's interest rate spread in the fourth quarter of 2005 compared to 2004. An increase in noninterest income of $28,000 was net of $23,000 of securities losses taken in December 2005 to obtain higher yielding securities. Noninterest expense increased $25,000 in 2005's fourth quarter compared to the same period in 2004.

The increase in net income for the year of 2005 compared to 2004 resulted primarily from higher net interest income. Growth of 6% in average earning assets in 2005 compared to the prior year was the primary driver of the increase. ChoiceOne's interest rate spread decreased by 8 basis points in the year of 2005 compared to 2004.

The provision for loan losses increased $30,000 in the full year of 2005 compared to the prior year. The increase was due to more loan growth in the year of 2005 than in 2004. Noninterest income was up $10,000 or less than 1% in the full year of 2005 compared to prior year. Growth in deposit service charge income and income from increased cash surrender value of officers' life insurance offset lower commissions from sales of insurance and investment products and lower gains on sales of securities. Noninterest expense was $44,000 or 1% lower in the year of 2005 compared to 2004. Noninterest expense was affected in the second quarter of 2005 by an $86,000 adjustment of state single business tax expense for the tax years of 2002, 2003, and 2004. Without the effect of the tax adjustment, noninterest expense would have increased $42,000 or 1% for the full year of 2005 compared to 2004.

President and CEO James Bosserd stated, "We are pleased that our net charge-offs of $271,000 in 2005 represented our lowest dollar level since 1996. This reflects the hard work put in by our lending and collection staff to build a quality loan portfolio. In addition, we were able to grow our assets by 7% and deposits by 9%, which were aided by the addition of our two new branch offices. We accomplished this growth while maintaining good control over our operating costs."

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or E-mailing him at tlampen@choiceone.com. Electronic versions of bank official headshots are also available.